Exhibit 10.1

March 26, 2009

Scott D. Stowell
30141 Saddleridge Dr.
San Juan Capistrano, CA  92675

Dear Scott:

Re:           Employment Arrangement

This letter will serve to confirm your employment arrangement for calendar years 2009 and 2010 (the "Period"), which is as follows:

1.
Duties.  You will serve as Chief Operating Officer of Standard Pacific Corp. (the "Company").  You acknowledge that the Company is undertaking a restructuring which may reduce or otherwise alter the size and scope of the Company and your responsibilities, including, without limitation, the addition or elimination of Company regions and divisions, significant alterations to the Company’s corporate office and staff, and a restructuring, addition or elimination of various other aspects of the operations of the Company.  We agree that in no case will any such changes include a requirement that you relocate your current primary office more than thirty-five miles from its existing location without your consent.

2.
Base Salary; Benefits.  Your base salary will be $750,000 per year, payable semi-monthly (subject to all applicable taxes and withholdings)  and you will be entitled to participate in the health and welfare programs we make generally available to all employees of the Company from time to time (i.e., health, dental, vision, 401(k)).

3.
Discretionary Bonus.  In addition to your base salary and benefits, you will be eligible to receive an annual discretionary bonus (the "Discretionary Bonus") based on the Compensation Committee’s subjective evaluation of your performance and its evaluation of the Company’s overall financial condition.  The payment and the amount of the Discretionary Bonus, if any, will at all times be at the sole discretion of the Compensation Committee.

4.
Retention Bonus.  If you remain employed by the Company through December 31, 2010, then you will be paid a retention bonus of $2.5 million dollars (the "Retention Bonus"), less all applicable taxes and withholdings.  If you resign your employment for any reason other than for "good reason" (as defined below), or if your employment is terminated for "cause" (as defined below) before December 31, 2010, then you will not be eligible for the Retention Bonus.  Should the Company terminate your employment for reasons other than "cause" or should you resign for "good reason" on or prior to December 31, 2010, then you will receive the full amount of the Retention Bonus (less all applicable taxes and withholdings) as a severance payment.  This severance payment will be paid in lieu of any other severance or other payment to which you might otherwise be entitled under any plan, program or arrangement, including, without limitation, any payment that may otherwise be due under the December 1, 2006 Change of Control Agreement between you and the Company ("CIC Agreement").  Payment of the Retention Bonus, irrespective of whether or not it is being paid as a severance payment, is also subject to the conditions described in Section 5 below.  For purposes of this letter:

•
"Cause" shall mean the occurrence or existence of any of the following with respect to you:  (a) your conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or any felony punishable by imprisonment in the jurisdiction involved; (b) your willful engaging in dishonest or fraudulent actions or omissions which results directly or indirectly in any demonstrable material financial or economic harm to the Company or its affiliates;  (c) your willful breach or willful and habitual neglect of your material duties, and such breach or neglect remains uncured for a period of forty-five (45) days after written notice from the Company; (d) your repeated non-prescription use of any controlled substance which in the Company's reasonable determination renders you unfit to serve in your capacity as an officer or employee of the Company or its affiliates; or  (e) your physical destruction of substantial property or assets of the Company or its affiliates; and

•
"Good reason" shall mean (a) the failure to provide you the base salary and/or the benefits described in Section 2 above, or (b) requiring you to relocate your current primary office more than 35 miles from its existing location without your consent In order to receive the Retention Bonus as severance pay in connection with a resignation for "good reason," you must resign within 60 days of becoming aware of the facts or circumstances constituting "good reason."

5.
Required Release; Timing of Payment.  Payment of any Retention Bonus (including any Retention Bonus that serves as a severance payment) otherwise due to you is conditioned upon (i) your execution and delivery of the Company’s standard form of general release (the "Release") which will provide for your release of any and all claims you may have against the Company arising in connection with events, circumstances, acts, omissions or other events occurring prior to the effective date of the Release, and (ii) the expiration of your right to revoke, if any, contained in the Release.   You shall have no right to receive the Retention Bonus if the conditions described in the preceding sentence are not met, irrespective of whether or not it is being paid as a severance payment.  Any Retention Bonus due to you while you remain an employee of the Company will be paid in cash in a single lump sum within ten (10) days following the effective date of the Release, unless a longer period is required to comply with any applicable law, rule or regulation; provided that if such Release is effective earlier than January 31, 2011, the Company shall have until January 31, 2011 to pay the Retention Bonus.  Any Retention Bonus due to you as a severance payment will be paid to you in a single lump sum upon the effectiveness of the Release, unless a longer period is required to comply with any applicable law, rule or regulation (and, for the avoidance of doubt, payment shall be delayed until six (6) months after your termination to the extent required by Section 409A of the Internal Revenue Code).  In all events, the Release must be executed by you no later than sixty (60) days following your termination of employment or the scheduled payment date for the Retention Bonus, as applicable.  Notwithstanding the foregoing, the Compensation Committee of the Company’s Board of Directors shall have the authority to pay up to 25% of the Retention Bonus at any time following December 31, 2009 in advance of when it would otherwise be due.  Any amount paid pursuant to the preceding sentence will be deducted dollar for dollar from the final Retention Bonus payable to you.

6.
Termination of Change in Control Agreement; Waiver of Claims.   This Agreement replaces and supersedes your CIC Agreement, which is hereby terminated, and you acknowledge that you will have no further rights under the CIC Agreement. You further agree that in consideration for your being eligible for the Retention Bonus described in Section 4 above, you release and waive any claims, complaints or lawsuits you may have for benefits or payments under the CIC Agreement.

7.	Prohibition on Transfer. You may not transfer all or any portion of your Retention Bonus prior to actual payment.

8.
At-Will Employment.  Nothing herein shall modify your status as an at-will employee of the Company.  As an at-will employee, you are free to resign your employment and the Company is free to terminate your employment at any time for any reason, with or without cause.

9.
Arbitration.  Any and all disputes between you and the Company (including its affiliated entities, officers, directors and employees) relating to this Agreement or any other aspect of your employment shall be resolved by binding arbitration.  The arbitration will be conducted in accordance with the rules applicable to employment disputes of JAMS or such other arbitration service as the Company and you agree upon, and the law of California.  The Company will be responsible for paying any filing fee and the fees and costs of the arbitrator.  The arbitration provided herein shall be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law.  The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding.  The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is preempted.  The arbitration shall be conducted in Orange County, California, unless otherwise mutually agreed.

10.
Entire Agreement; Confidentiality.  This letter contains the entire understanding between you and the Company regarding your compensation for calendar years 2009 and 2010 and supersedes and replaces all prior and contemporary oral and written agreements, understandings and discussions concerning your compensation for calendar years 2009 and 2010.  This Agreement may not be modified or amended except by virtue of a writing signed by you and the CEO of the Company. You agree that you will keep the terms of this letter agreement confidential.

If the terms of this letter agreement are acceptable to you, please sign and return one copy to the Human Resource Department.  If you have any questions, please contact me at your earliest convenience.

Sincerely,	Accepted and Agreed:

STANDARD PACIFIC CORP.

/s/ Ken Campbell	/s/ Scott D. Stowell
Ken Campbell President & Chief Executive Officer	Scott D. Stowell, an individual